UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-A/A

Amendment No. 3

REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Compuware Corporation
(Exact name of registrant as specified in its charter)

Michigan	38-2007430
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

One Campus Martius, Detroit, Michigan	48226-5099
(Address of principal executive offices)	(Zip Code)

If this Form relates to the registration of a class of pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box:  ☐

If this Form relates to the registration of a class of pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box: ☒

Securities Act registration statement file number to which this form relates (if applicable):  0-20900

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
none	none

Securities to be registered pursuant to Section 12(g) of the Act:  Series A Junior Participating Preferred Stock Purchase Rights

Item 1.	Description of Registrant’s Securities to be Registered

As previously disclosed in a Form 8-K filed on March 16, 2012 (the “Form 8-K”), Compuware Corporation (the "Company") executed an amendment (the "Amendment") on March 9, 2012 to the Rights Agreement, dated as of October 25, 2000, between the Company and Equiserve Trust Company, N.A., now known as Computershare Trust Company, N.A. (as previously amended, the "Rights Agreement"), which provides for the right to purchase one two-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share, of the Company at a price of $40.00 per one two-thousandth of a Preferred Share. The Amendment changes the "Final Expiration Date," as defined in the Rights Agreement, from May 9, 2012 to May 9, 2015.

Item 2.	Exhibits

Exhibit No.	Description
1
Rights Agreement, dated as of October 25, 2000, between Compuware Corporation and EquiServe Trust Company, N.A., which includes as Exhibit A the form of Certificate of Designation of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit C the Summary of Rights to Purchase Preferred Shares. Pursuant to the Rights Agreement, printed Rights Certificates will not be mailed until as soon as practicable after the earlier of the first date of public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding Common Shares or close of business on the tenth business day (or such later date as the Board of Directors of the Company may determine) after a person or group commences or publicly announces an intention to commence a tender or exchange offer if, upon consummation thereof, such person would become an Acquiring Person (as defined in the Rights Agreement) (previously filed as Exhibit 1 to the Company’s Registration Statement on Form 8-A filed on October 26, 2000).

2
Amendment No. 1, dated as of May 9, 2006, to Rights Agreement, dated as of October 25, 2000, between Compuware Corporation and Equiserve Trust Company, N.A., now known as Computershare Trust Company N.A., a National Banking Association, as Rights Agent (previously filed as Exhibit 4.6 to the Company’s Current Report on Form 8-K filed on May 9, 2006).

3
Amendment No. 2, dated as of May 9, 2006, to Rights Agreement, dated as of October 25, 2000, between Compuware Corporation and Equiserve Trust Company, N.A., now known as Computershare Trust Company N.A., a National Banking Association, as Rights Agent (previously filed as Exhibit 4.7 to the Company's Current Report on Form 8-K filed on May 11, 2006).

4
Amendment No. 3, dated as of February 2, 2009, to Rights Agreement, dated as of October 25, 2000, between Compuware Corporation and Equiserve Trust Company, N.A., now known as Computershare Trust Company N.A., a National Banking Association, as Rights Agent (previously filed as Exhibit 4.11 to the Company's Current Report on Form 8-K filed on February 3, 2009).

5
Amendment No. 4, dated as of March 9, 2012, to Rights Agreement, dated as of October 25, 2000, between Compuware Corporation and Equiserve Trust Company, N.A., now known as Computershare Trust Company N.A., a National Banking Association, as Rights Agent (previously filed as Exhibit 4.13 to the Company's Current Report on Form 8-K filed on March 16, 2012).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

COMPUWARE CORPORATION

Date: October 30, 2012	By:	/s/ Laura L. Fournier
Laura L. Fournier

Executive Vice President
Chief Financial Officer

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